AMENDMENT NO. 1 TO

LOAN AND SECURITY AGREEMENT

This Amendment No. 1 (“Amendment No. 1”) is dated this 3rd day of August, 2017, by and between Blow & Drive Interlock Corporation, a Delaware corporation (“BDIC”), on the one hand; and The Doheny Group, LLC, a Nevada limited liability company (the “Lender”), on the other hand, to document, in writing, an oral agreement between the parties on November 9, 2016 to amend the terms of that certain Loan and Security Agreement entered into by and between the parties dated September 30, 2016 (the “LSA”). BDIC and Lender shall be referred to herein as a “Party” and collectively as the “Parties”. In the event the terms of the LSA and this Amendment No. 1 conflict, the terms of this Amendment No. 1 control. Any defined terms herein that are not defined herein have the meaning set forth in the LSA.

WHEREAS, in the LSA and affiliated documents, Lender agreed to loan BDIC approximately $500,000 in several phases;

WHEREAS, under Section 3.2 of the LSA, in addition to payments of principal and interest due under the LSA and any corresponding promissory notes, BDIC agreed to pay the Lender variable royalty payments depending upon a variety of factors, including, but not limited to, the number of Units BDIC is receiving cash or other consideration from a Client and whether the Units were Retail Units or Wholesale Units, as detailed in the LSA (the “Royalty Payments”);

WHEREAS, on November 9, 2016, the Parties agreed the calculation of the Royalty Payments under the LSA were too complex and difficult to calculate and orally-agreed to that BDIC would pay the Lender a flat royalty of $1.30 per Unit that BDIC receives cash or other consideration from or on behalf of a Client, beginning with the first Unit BDIC had on the road and regardless of whether a Unit is a Retail Unit or a Wholesale Unit; and

WHEREAS, the Parties desire to document in writing their previous oral agreement to amend the terms of the LSA as set forth herein.

AMENDMENT

1. In consideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to amend the LSA as follows:

I. Section 3.2 of the LSA is hereby amended by deleting Section 3.2 in its entirety and replacing Section 3.2 with the following:

“3.2 Royalties.

(a) In consideration of Lender agreeing to extend credit to Borrower in connection with the Loan, and in lieu of other fees and charges associated with the Loan, concurrent with the execution and delivery of this Agreement and without further consideration, Borrower shall promptly enter into and deliver to Lender that certain Royalty Agreement in favor of Lender, a copy of which is attached hereto as Exhibit E (the “Royalty Agreement”), the terms and conditions of which are incorporated herein and made a part hereof.

(b) As more fully set forth in the Royalty Agreement, Borrower agrees to grant Lender the following per calendar month cumulative royalties in perpetuity on Total Units: $1.30 per Unit without regard as to whether the Unit is a Retail Unit or a Wholesale Unit or other Device.

(c) Pursuant to the terms and conditions of the Royalty Agreement, the royalty payment obligation shall commence from and after the Effective Date and will be payable on all Units on the road, beginning with the first Unit, as further detailed in this Section (the “Royalty Commencement Date”). After the Effective Date, then beginning on the first calendar month thereafter, and for every subsequent calendar month thereafter in perpetuity, Borrower will pay the applicable royalty payments per calendar month for each of the Total Units in accordance with the above schedule based on each Total Unit for which Borrower received cash or other consideration from or on behalf of the Client thereof (or for which Borrower voluntarily elected to waive any right to payment or other consideration from the Client thereof). Such payments will be payable to Lender on the 15th of each calendar month following the Royalty Commencement Date in perpetuity, even after all Obligations due under the Loan Documents (other than the Royalty Agreement) have been indefeasibly paid in full (and not subject to disgorgement or recovery).

(d) In connection with each royalty payment, Borrower shall provide a statement setting forth the calculation of the royalty amount, along with such supporting documentation as reasonable and appropriate or as may be reasonably requested from time to time by Lender. The parties expressly acknowledge and agree that (1) to the extent that Borrower elects to forgo, defer or waive any such payment due from a Client with respect to a Device, or receive other consideration concerning said Device, such amount shall nonetheless be included in the determination of royalties due thereunder, and (2) each will meet on no less than an annual basis to work in good faith to “true up” the amount of royalties due under the Royalty Agreement, and in connection therewith, to the extent that an adjustment is needed (either because too little or too much was paid in royalties in a given year (or other period), either Borrower will promptly advance additional liquid funds to Lender, or Borrower will offset present or future royalties due Lender under the Royalty Agreement, as the case may be.

(e) By way of illustration and not of limitation, Borrower will only pay royalties to Lender for each of the Total Units from and after the Royalty Commencement Date that it receives payment or other consideration from the Client of said Total Unit (or for which Borrower voluntarily elected to waive any right to payment or other consideration from the Client thereof). Solely for the avoidance of doubt, for purposes of determining the proper amount of royalties under the Royalty Agreement, (1) in the event that Borrower receives an advance payment from a Client (for example, $1,200 for twelve monthly payments due from a Retail Unit Client of $100 per month), then in such a situation, the amount of royalties due with respect to said Total Unit shall be $15.60, all of which is payable on the 15th day of the calendar month immediately following receipt of said $1,200, (2) in the event that Borrower does not receive payment from a client until after the Device has been provided to said Client (for example, a Device representing a Retail Unit is given to a Client on January 1 for a 12 month period, the rental amount is $100/month, and payment is not received by Borrower until December 20th of said year), then in such a situation, the amount of royalties due with respect to said Total Unit shall be $15.60, all of which is payable on January 15 of the following year, and (3) assuming the same facts as set forth in subsection 3.2(d)(1) above, except that the Client returns the Device within 6 months and is permitted to recover the remaining 6 months of payments (representing a refund of $600 from Borrower to said Client), then in such a situation, Lender and Borrower will “true up” the amount of royalties due, and in this situation, Borrower will offset present or future royalties due Lender by the amount of $7.80, representing the 6 months advanced by said Client which was refunded from amounts received by Borrower at the commencement of the lease of said Total Unit.

(f) Pursuant to the terms and conditions of the Royalty Agreement, Borrower shall provide Lender with, among other things, (i) financial statements and reports consistent with Section 7.1 below, and (ii) audit and inspection rights consistent with Section 7.2 below, to permit Lender to ascertain Borrower’s compliance with the terms and conditions of the Royalty Agreement, which obligations shall survive the expiration of the Term and the indefeasible payment in full of the Obligations hereunder.

(g) Pursuant to the terms and conditions of the Royalty Agreement, in the event that Borrower enters into any transaction (regardless of form) or upon the occurrence whereby (x) Borrower sells, conveys, transfers or assigns (in any manner, including, without limitation, pursuant to a license, lease, assignment for the benefit of creditors, merger or other consolidation) all or substantially all of the Devices and/or its assets, or (y) all or substantially all of the equity of Borrower is sold, conveyed, transferred, or assigned, or (z) Borrower transfers, sells, assigns or conveys in any manner the Business and/or control of Borrower and/or the Business, then, as an express condition of said transaction or occurrence, Borrower expressly acknowledges and agrees that it shall cause the acquirer/surviving Person (the “Acquirer”) to include in any acquisition/merger/transfer document a requirement that the royalty obligations of Borrower under the Royalty Agreement are expressly assumed by such Acquirer, who shall be liable with respect to the royalties due under the Royalty Agreement as if an original party thereto. Without limiting any of its rights or remedies whatsoever, to the extent that the Acquirer is not bound by and/or does not honor the terms and conditions of the Royalty Agreement, then, Borrower shall pay to Lender as a “liquidated damage” resulting therefrom in one lump sum an amount equal to the product of the last 12 calendar months of royalty payments pursuant to the Royalty Agreement, multiplied by 100.”

II. BDIC expressly represents and warrants that, as of the date of this Amendment No. 1, it has materially complied with all the terms and conditions (including, without limitation, the representations, warranties, covenants and agreements) contained in the LSA and the other Loan Documents, and that no Event of Default has occurred, except to the extent the LSA or other Loan Documents have been modified by the Parties.

III. BDIC expressly reaffirms all of its obligations under the LSA and other Loan Documents.

IV. BDIC and Lender represent and warrant that they have due authority to enter into, deliver their signatures to, and perform the terms as set forth in, Amendment No. 1, and that upon such delivery, this Amendment No. 1 will be a valid and binding agreement enforceable against such Party in accordance with its terms and conditions.

V. The parties acknowledge and agree that the LSA and the other Loan Documents are and remain valid and enforceable in accordance with their terms except to the extent of the modification to Section 3.2 of the LSA as expressly set forth herein

IN WITNESS WHEREOF, the parties hereto, by their duly authorized officers or other authorized signatory, have executed this Amendment No. 1 as of the date first above written. This Amendment No. 1 may be signed in counterparts and facsimile signatures are treated as original signatures.

“BDIC”	“Lender”

Blow & Drive Interlock Corporation	Doheny Group, LLC
a Delaware corporation	a Nevada limited liability company

By:	/s/ Laurence Wainer	By:	/s/ David Haridim
	Laurence Wainer		David Haridim
Its:	Chief Executive Officer	Its:	Manager